As Filed with the Securities and Exchange Commission on January 22, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESSA PHARMA INC.

(Exact name of Registrant as specified in its charter)

British Columbia	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 720, 999 West Broadway

Vancouver, British Columbia V5Z 1K5

(778) 331-0962

(Address and telephone number of Registrants’ principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service)

Copies to:

Riccardo A. Leofanti, Esq.	Joseph A. Garcia, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Blake, Cassels & Graydon LLP
222 Bay Street	595 Burrard Street
Toronto, Ontario M5K 1J5	Vancouver, British Columbia V7X 1L3
(416) 777-4700	(604) 631-3300

Approximate date of commencement of proposed sale of the securities to the public:

From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares(2)	2,727,272	US$0.21(3)	US$527,727	US$66
Common Shares(4)	2,719,410	US$0.21(3)	US$571,076	US$71
Common Shares(5)	60,095,000	US$0.21(3)	US$12,619,950	US$1,571
Common Shares(6)	4,545,452	US$3.30(7)	US$14,999,992	US$1,867
Common Shares(8)	43,780,000	US$0.21(9)	US$9,193,800	US$1,145
Total	113,867,134		US$37,912,545	US$4,720(10)

(1)	Pursuant to Rule 416(a) under the United States Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of common shares of the registrant that may be issued from time to time to prevent dilutions as a result of stock splits, stock dividends or similar transactions.
(2)	Comprised of 2,727,272 common shares issued to certain selling shareholders in connection with a private placement completed by the registrant on January 14, 2016.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the registrant’s common shares on the Nasdaq Capital Market on January 16, 2018.
(4)	Comprised of 2,719,410 common shares issued to certain selling shareholders in connection with a private placement completed by the registrant on March 21, 2016.
(5)	Comprised of 60,095,000 common shares issued to certain selling shareholders in connection with a private placement completed by the registrant in two tranches on January 9, 2018 and January 16, 2018.
(6)	Comprised of 4,545,452 common shares issuable to certain selling shareholders upon the exercise of common share warrants issued to certain selling shareholders in connection with a private placement completed by the registrant on January 14, 2016.
(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g)(1) of the Securities Act based on the exercise price for the common share purchase warrants.
(8)	Comprised of 43,780,000 common shares issuable to certain selling shareholders upon the exercise of pre-funded common share warrants issued to certain selling shareholders in connection with a private placement completed by the registrant in two tranches on January 9, 2018 and January 16, 2018.
(9)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g)(2) of the Securities Act based on the offering price of securities of the same class included in the registration statement.
(10)	Pursuant to Rule 457(p) under the Securities Act, US$4,720 of the US$10,070 filing fee paid by the registrant for the Registration Statement on Form F-10 (File No. 333-208563) initially filed with the Commission on December 15, 2015 is offset against the current filing fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 22, 2018

PROSPECTUS

ESSA PHARMA INC.

113,867,134 Common Shares

This prospectus covers 113,867,134 common shares of ESSA Pharma Inc. that may be offered for resale by the selling shareholders identified in the “Selling Shareholders” section in this prospectus.

No securities are being offered or sold by us pursuant to this prospectus, and we will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will not receive any cash proceeds from the selling shareholders in connection with the exercise of the warrants issued pursuant to the January 2018 Offering (as defined below), which will be effected on a “net” or “cashless” basis. We will, however, receive the proceeds from any exercise of the seven-year warrants issued pursuant to the January 2016 Offering (as defined below).

Our common shares are listed on the TSX Venture Exchange (the “TSX-V”) under the symbol “EPI” and the Nasdaq Capital Market (the “Nasdaq”) under the symbol “EPIX.” On January 19, 2018, the closing price of our common shares was C$0.30 on the TSX-V and US$0.24 on the Nasdaq.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares directly to purchasers or through broker-dealers or agents. The common shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. See “Plan of Distribution” beginning on page 17 for more information about how the selling shareholders may sell or dispose of their shares. We do not know when or in what amount the selling shareholders may offer the shares for sale. The selling shareholders may sell any, all or none of the shares offered by this prospectus.

An investment in our common shares involves a high degree of risk. Before purchasing any common shares, you should consider carefully the risks described under “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018.

You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We and the selling shareholders have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus may only be accurate as of the date of this prospectus and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “ESSA”, “we”, “us”, and “our” refer to ESSA Pharma Inc. and its subsidiaries, unless otherwise specified.

i

THE COMPANY

We are a preclinical stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of prostate cancer in patients whose disease is progressing despite treatment with current therapies.

Further details concerning our business, including information with respect to our assets, operations and development history, are provided in our Annual Report on Form 20-F and the other documents incorporated by reference into this prospectus. See “Documents Incorporated by Reference.” You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Our registered and records office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3. Our head office is located at Suite 720 - 999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5.

We have one wholly-owned subsidiary, ESSA Pharmaceuticals Corp., existing under the laws of the State of Texas.

RECENT DEVELOPMENTS

As of November 24, 2017, our common shares were delisted from the Toronto Stock Exchange and began trading on the TSX-V as of November 27, 2017 under the symbol “EPI.”

On January 9, 2018, we completed a public offering in Canada and private placement in the United States (the “January 2018 Offering”) of 68,545,000 common shares at a price of US$0.20 per common share and 33,080,000 pre-funded warrants at a price of US$0.20 per warrant (the “First Tranche 2018 Warrants”), for aggregate gross proceeds to us of approximately US$20,325,000. Each First Tranche Warrant entitles the holder thereof to acquire, subject to adjustment in certain circumstances, one common share until 4:30 p.m. (Toronto time) on the date that is 60 months from January 9, 2018 for a nominal exercise price of US$0.0001. The First Tranche Warrants may only be exercised on a “net” or “cashless” basis.

On January 9, 2018, we also completed a concurrent private placement to certain of our directors of 3,375,000 common shares at a price of US$0.20 per common share, for aggregate gross proceeds to us of US$675,000.

On January 16, 2018, we completed, on a private placement basis, the second closing of the January 2018 Offering of an additional 9,300,000 common shares at a price of US$0.20 per common share and an additional 10,700,000 pre-funded warrants at a price of US$0.20 per warrant (the “Second Tranche 2018 Warrants”), for aggregate gross proceeds to us of approximately US$4,000,000. We refer to the First Tranche 2018 Warrants and the Second Tranche 2018 Warrants in this prospectus as the “2018 Warrants.” Each Second Tranche Warrant entitles the holder thereof to acquire, subject to adjustment in certain circumstances, one common share until 4:30 p.m. (Toronto time) on the date that is 60 months from January 16, 2018 for a nominal exercise price of US$0.0001. The Second Tranche Warrants may only be exercised on a “net” or “cashless” basis. Collectively, between the first and second closing, we issued 77,845,000 common shares and 43,780,000 2018 Warrants for aggregate gross proceeds to us of approximately US$24,325,000 pursuant to the January 2018 Offering. Furthermore, on January 16, 2018, our agent in the January 2018 Offering partially exercised its over-allotment option for 5,200,000 additional common shares for additional proceeds to us of US$1,040,000.

RISK FACTORS

Investing in our common shares involves risks. Before investing in any common shares offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended September 30, 2017, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that may not be based on historical fact, including, without limitation, statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions. Forward-looking statements are necessarily based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as the factors we believe are appropriate. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements relating to:

•	our ability to obtain funding for operations, including research funding;

•	the initiation, timing, cost, progress and success of our research and development programs, preclinical studies and clinical trials;

•	the therapeutic benefits, properties, effectiveness and safety of our potential future product candidates, including the expected benefits, properties, effectiveness and safety of our next-generation Aniten compounds;

•	our ability to advance potential future product candidates into, and successfully complete, clinical trials;

•	our ability to achieve profitability;

•	our ability to recruit sufficient numbers of patients for future clinical trials, and the benefits expected therefrom;

•	our ability to establish and maintain relationships with collaborators with acceptable development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

•	the implementation of our business model and strategic plans;

•	our ability to identify, develop and commercialize product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our expectations regarding federal, state, provincial and foreign regulatory requirements, including our plans with respect to anticipated regulatory filings;

•	whether we will receive, and the timing and costs of obtaining, regulatory approvals in the United States, Canada, the European Union and other jurisdictions;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our potential future product candidates;

•	the rate and degree of market acceptance and clinical utility of our potential future product candidates, if any;

•	the timing of, and our ability and our collaborators’ ability, if any, to obtain and maintain regulatory approvals for our potential future product candidates;

•	our expectations regarding market risk, including interest rate changes and foreign currency fluctuations;

•	our ability to engage and retain the employees required to grow our business;

•	the compensation that is expected to be paid to our employees;

•	our future financial performance and projected expenditures;

•	developments relating to our competitors and our industry, including the success of competing therapies that are or may become available; and

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing.

Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies, many of which, with respect to future events, are subject to change. The factors and assumptions used by us to develop such forward-looking statements include, but are not limited to:

•	our ability to identify a product candidate;

•	our ability to obtain approval to commence a clinical trial;

•	our ability to obtain positive results of our research and development activities, including clinical trials;

•	our ability to obtain required regulatory approvals;

•	our ability to successfully out-license or sell our future products, if any, and in-license and develop new products;

•	favorable general business and economic conditions;

•	the availability of financing on reasonable terms;

•	our ability to attract and retain skilled staff;

•	market competition;

•	the products and technology offered by our competitors; and

•	our ability to protect patents and proprietary rights.

By their very nature, forward-looking statements or information involve known and unknown risks, uncertainties and other factors that may cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed or implied by such forward-looking statements or information. In evaluating these statements, prospective purchasers should specifically consider various factors, including the risks outlined herein and in documents incorporated by reference herein and therein, under the heading “Risk Factors.” Some of these risks and assumptions include, among others:

•	risks related to the continued listing of our common shares on the Nasdaq;

•	uncertainty as to our ability to raise additional funding;

•	our ability to continue as a going concern;

•	our incurrence of significant losses in every quarter since our inception and anticipation that we will continue to incur significant losses in the future;

•	risks related to raising additional capital, which may include dilution to our existing shareholders, restrictions on our operations or requirements to relinquish rights to our technologies or any future product candidates;

•	our limited operating history;

•	risks related to our ability to comply with the CPRIT Grant Agreement between the Cancer Prevention and Research Institute of Texas and us, dated July 9, 2014;

•	uncertainty as to our ability to generate sufficient cash to service our indebtedness, which currently consists of our capital term loan facility with Silicon Valley Bank;

•	our ability to identify a product candidate through preclinical studies;

•	our future success is dependent primarily on identification through preclinical studies, regulatory approval and commercialization of a product candidate;

•	risks related to our ability to continue to license our product candidates or technology from third parties;

•	uncertainty related to our ability to obtain required regulatory approvals for our proposed products;

•	our ability to successfully develop potential future product candidates in a timely manner;

•	our ability to successfully commercialize future product candidates;

•	the possibility that our potential future product candidates may have undesirable side effects;

•	risks related to clinical drug development;

•	risks related to our ability to conduct a clinical trial or submit a future New Drug Application/New Drug Submission or Investigational New Drug/Clinical Trial Application;

•	risks related to our ability to enroll subjects in clinical trials;

•	risks that the U.S. Food and Drug Administration may not accept data from trials conducted in such locations outside the United States;

•	risks related to our ongoing obligations and continued regulatory review;

•	risks related to potential administrative or judicial sanctions;

•	the risk of increased costs associated with prolonged, delayed or terminated clinical trials;

•	risks related to our failure to obtain regulatory approval in international jurisdictions;

•	risks related to recently enacted and future legislation in the United States that may increase the difficulty and cost for us to obtain marketing approval of, and commercialize, our potential future products and affect the prices we may obtain;

•	risks related to new legislation, new regulatory requirements and the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare;

•	the risk that third parties may not carry out their contractual duties;

•	the possibility that our relationships with contract research organizations may terminate;

•	risks related to our lack of experience manufacturing product candidates on a large clinical or commercial scale and our lack of manufacturing facility;

•	our reliance on proprietary technology;

•	we may not be able to protect our intellectual property rights throughout the world;

•	claims by third parties asserting that we, or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our intellectual property;

•	risks related to our ability to manage growth;

•	risks related to our ability to attract and maintain highly-qualified personnel;

•	risks related to potential conflicts of interest between us and our directors and officers;

•	competition from other biotechnology and pharmaceutical companies;

•	risks related to movements in foreign currency exchange rates;

•	third-party coverage and reimbursement and health care cost containment initiatives and treatment guidelines may constrain our future revenues;

•	risks related to our ability to convince public payors and hospitals to include our potential future products on their approved formulary lists;

•	risks related to our ability to establish an effective sales force and marketing infrastructure, or enter into acceptable third-party sales and marketing or licensing arrangements;

•	risks related to our ability to achieve or maintain expected levels of market acceptance for our products;

•	risks related to our ability to realize benefits from acquired businesses or products or form strategic alliances in the future;

•	risks related to collaborations with third parties;

•	risks that employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability us and harm our reputation;

•	risks related to product liability lawsuits;

•	risks related to computer system failures;

•	business disruptions that could seriously harm our future revenues and financial condition and increase our costs and expenses;

•	compulsory licensing and/or generic competition;

•	risks related to our dependence on the use of information technologies;

•	risks related to the increased costs and effort as a result of us being a public company;

•	risks inherent in foreign operations;

•	laws and regulations governing international operations may preclude us from developing, manufacturing and selling certain product candidates outside of the United States and Canada and require us to develop and implement costly compliance programs;

•	risks related to laws that govern fraud and abuse and patients’ rights;

•	risks related to our ability to comply with environmental, health and safety laws and regulations;

•	risks related to the different disclosure obligations for a U.S. domestic reporting company and a foreign private issuer such as us;

•	risks relating to our ability to maintain our status as a foreign private issuer in the future;

•	the risk that we could become a “passive foreign investment company;”

•	risks related to our status as an emerging growth company;

•	risks related to United States investors’ ability to effect service of process or enforcement of actions against us;

•	risks related to our dividend policy;

•	risks associated with future sales of our securities;

•	risks related to our ability to implement and maintain effective internal controls;

•	risks related to our ability to maintain an active trading market for our common shares;

•	share price volatility associated with our thinly traded common shares;

•	risks related to market price and trading volume volatility; and

•	risks related to analyst coverage.

Should one or more of these risks or uncertainties or a risk that is not currently known to us materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those expressed or implied herein. These forward-looking statements are made as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, as of the date of such documents, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward-looking statements are not guarantees of future performance and investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Unless indicated otherwise, financial information in this prospectus, including the documents incorporated by reference herein, has been prepared in accordance with International Financial Reporting Standards, which differs in some significant respects from generally accepted accounting principles in the United States, or U.S. GAAP, and thus this financial information may not be comparable to the financial statements of U.S. companies.

We use the United States dollar as our reporting currency. The following table sets forth for each period indicated: (1) the low and high exchange rates during such period; (2) the exchange rates in effect at the end of the period; and (3) the average exchange rates for such period, for one Canadian dollar, expressed in U.S. dollars, as quoted by the Bank of Canada. The average exchange rate is calculated on the last business day of each month for the applicable period.

	Year Ended September 30,
	2015	2016	2017
Low	0.7455	0.6854	0.7276
High	0.8980	0.7972	0.8245
Period End	0.7466	0.7624	0.8013
Average	0.8136	0.7565	0.7626

The following table sets forth, for each of the last six months, the low and high closing exchange rates and the closing exchange rate at the end of the month for Canadian dollars expressed in United States dollars, as quoted by the Bank of Canada:

	Last Six Months
	July	August	September	October	November	December
Low	0.7703	0.8012	0.8013	0.7756	0.7759	0.7760
High	0.8034	0.7840	0.8245	0.8018	0.7885	0.7971
End of Month	0.8010	0.7977	0.8013	0.7756	0.7759	0.7971

On January 19, 2018, the exchange rate was Cdn$1.00=US$0.8026.

USE OF PROCEEDS

We will not receive any of the proceeds from the common shares sold by the selling shareholders. We will not receive any cash proceeds from the selling shareholders in connection with the exercise of the 2018 Warrants issued pursuant to the January 2018 Offering, which will be effected on a “net” or “cashless” basis. We will, however, receive the proceeds from any exercise of the warrants issued pursuant to the January 2016 Offering (as defined below). We have agreed to pay all expenses in connection with the registration of the common shares offered by the selling shareholders. Normal underwriting commissions and brokers fees, however, as well as any applicable transfer taxes and other selling expenses, are payable by the selling shareholders.

DIVIDEND POLICY

Our dividend policy is set forth under the heading “Item 8.A. Consolidated Statements and Other Financial Information” in our annual report on Form 20-F for the year ended September 30, 2017, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.

OFFER AND LISTING DETAILS

The selling shareholders may, from time to time, make sales of common shares at fixed prices or at negotiated prices. See “Plan of Distribution.”

The common shares are listed on the TSX-V (trading symbol: EPI) and the Nasdaq (trading symbol: EPIX). The following tables sets forth, for the calendar periods indicated, the high and low trading prices of the common shares as reported on the TSX-V and the Nasdaq prior to the filing of this prospectus.

TSX-V

Month	Monthly High Price (C$)	Monthly Low Price (C$)
November 2017(1)	0.45	0.315
December 2017	0.34	0.22
January 2018(2)	0.30	0.25

Notes:

(1)	As reported on the TSX (for the period up to and including November 24, 2017) or TSX-V (after and including November 27, 2017).
(2)	From January 1, 2018 to January 19, 2018, the last trading day prior to the date of this prospectus.

Nasdaq

Month	Monthly High Price (US$)	Monthly Low Price (US$)
November 2017	0.37	0.24
December 2017	0.26	0.15
January 2018(1)	0.24	0.2081

Notes:

(1)	From January 1, 2018 to January 19, 2018, the last trading day prior to the date of this prospectus.

For additional listing details relating to our common shares, please see “Item 9. The Offer and Listing” section in our Annual Report on Form 20-F for the year ended September 30, 2017, which is incorporated by reference herein.

DESCRIPTION OF SHARE CAPITAL

Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of January 19, 2018, there were 115,521,889 common shares issued and outstanding, 3,542,219 common shares issuable upon exercise of outstanding stock options and 53,278,734 common shares issuable upon exercise of warrants.

Holders of common shares are entitled to receive notice of any meetings of our shareholders, and to attend and to cast one vote per common share at all such meetings. Holders of common shares are entitled to receive on a pro rata basis such dividends on the common shares, if any, as and when declared by our board of directors at its discretion, from funds legally available therefor, and, upon the liquidation, dissolution or winding up of the company, are entitled to receive on a pro rata basis the net assets of the company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with, the holders of common shares with respect to dividends or liquidation. The common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

The history of our share capital is described in more detail above. See “Recent Developments.”

Registration Rights

Registration Rights Agreement – January 2016

Certain of the selling shareholders acquired common shares and warrants pursuant to the January 2016 Offering (as defined below). In connection with the transaction, we entered into a registration rights agreement with these selling shareholders on January 14, 2016, pursuant to which we agreed to file with the SEC a registration statement registering resales, from time to time, of the common shares and the common shares issuable upon the exercise of the warrants. Further, if we propose to file a registration statement with respect to an offering of our securities other than, among other things, a Form F-4, Form F-10 or their then equivalents relating to equity securities to be issued in connection with an acquisition or equity securities issued in connection with any employee benefit plan, then we must offer these selling shareholders the opportunity to include their common shares in such registration statement. We agreed to pay all expenses relating to the registration required under the registration rights agreement, except for the underwriting discounts and selling commissions payable by, and all legal fees and expenses of legal counsel for, any selling shareholder. We have filed the associated registration rights agreement that contains these selling shareholders’ registration rights as an exhibit to the registration statement of which this prospectus forms a part.

Subscription Agreements – March 2016

Certain of the selling shareholders acquired common shares pursuant to our private placement of 1,666,666 common shares on March 21, 2016. The same selling shareholders also acquired 682,178 common shares from certain of our directors on March 21, 2016. In connection with the transaction, we also entered into a subscription agreement with these selling shareholders, pursuant to which we agreed to file with the SEC a registration statement registering resales, from time to time, of the common shares. We agreed to pay all expenses relating to the registration required under the registration rights agreement. We have filed the form of subscription agreement that contains these selling shareholders’ registration rights as an exhibit to the registration statement of which this prospectus forms a part.

Second Amended and Restated Agency Agreement – January 2018

Certain of the selling shareholders acquired common shares and the 2018 Warrants pursuant to our private placement on January 9, 2018 and January 16, 2018. In connection with the January 2018 offering, we also entered into a second amended and restated agency agreement with the placement agent on January 5, 2018, pursuant to which we agreed to file with the SEC a registration statement registering resales, from time to time, of the common shares and the common shares issuable upon the exercise of the warrants. We have agreed under the agency agreement to pay all fees and expenses incident to such registration. We have filed the associated agency agreement that contains these selling shareholders’ registration rights as an exhibit to the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar

The Canadian transfer agent and registrar for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The U.S. transfer agent for our common shares is Computershare Trust Company, N.A. at its offices in Canton, MA, Jersey City, NJ and Louisville, KY.

INCOME TAX CONSIDERATIONS

The following summaries are of a general nature only and are not intended to be, nor should they be construed to be, legal or tax advice to any particular holder of common shares. Accordingly, holders should consult their own tax advisors for advice with respect to the income tax consequences to them of acquiring, holding and disposing of common shares having regard to their own particular circumstances.

United States Federal Income Tax Considerations

The following is a summary of the anticipated U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the ownership and disposition of the common shares. This summary addresses only holders who acquire and hold the common shares as “capital assets” (generally, assets held for investment purposes).

The following summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder (as defined below) as a result of the ownership and disposition of the common shares, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules (including, but not limited to, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, banks, thrifts and other financial institutions, persons liable for alternative minimum tax, persons that hold an interest in an entity that holds the common shares, persons that will own, or will have owned, directly, indirectly or constructively 10% or more (by vote or value) of our stock, persons that hold the common shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, former citizens or permanent residents of the United States, or persons whose functional currency is not the U.S. dollar).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative pronouncements and rulings of the United States Internal Revenue Service (the “IRS”), judicial decisions and the Canada-United States Income Tax Convention (1980), as amended, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. This summary does not describe any state, local or foreign tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., estate or gift tax or the Medicare contribution tax). U.S. Holders (as defined below) should consult their own tax advisers regarding such matters.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership or disposition of the common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

As used in this summary, a “U.S. Holder” is a beneficial owner of the common shares who, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds the common shares may depend on both the partnership’s and the partner’s status and the activities of the partnership. Partnerships (or other entities or arrangements classified as a partnership for U.S. federal income tax purposes) that are beneficial owners of the common shares, and their partners and other owners, should consult their own tax advisers regarding the tax consequences of the ownership and disposition of the common shares.

The Common Shares

Distributions on the Common Shares

In general, subject to the passive foreign investment company rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to the common shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. We do not intend to calculate its earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal income tax purposes. Subject to the passive foreign investment company rules discussed below, distributions on the common shares to certain non-corporate U.S. Holders that are treated as dividends may be taxed at preferential rates. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss will be treated as U.S. source ordinary income or loss.

Distributions on the common shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income.” A U.S. Holder may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the common shares. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. The rules relating to U.S. foreign tax credits are complex, and each U.S. Holder should consult its own tax adviser regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of the Common Shares

A U.S. Holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of the common shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the common shares exchanged therefor. Subject to the passive foreign investment company rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Holders) or loss if, on the date of the sale, exchange or other taxable disposition, the common shares have been held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is “passive income” or (ii) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. We believe that we were not classified as a PFIC for the taxable year ending September 30, 2017, and we believe we will not be classified as a PFIC for the current taxable year and in future taxable years. However, our actual PFIC status for the current or any future taxable year is uncertain and cannot be determined until after the end of such taxable year. In addition, the determination as to whether we are a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge our determination concerning our PFIC status or that we will not be a PFIC for any future taxable year. If we are classified as a PFIC in any taxable year a U.S. Holder owns the common shares, certain adverse tax consequences could apply to such U.S. Holder. Certain elections may be available to U.S. Holders that may mitigate some of the adverse consequences resulting from our treatment as a PFIC, including a

“qualified electing fund” election (a “QEF election”). If we determine that we are likely a PFIC in any taxable year, we intend to make available to U.S. Holders, upon request and in accordance with applicable procedures, a “PFIC Annual Information Statement” with respect to the company and any such subsidiary for such taxable year. The “PFIC Annual Information Statement” may be used by U.S. Holders for purposes of complying with the reporting requirements applicable to a QEF election with respect to the company and any Subsidiary PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their investments in the common shares and the availability of, and whether to make, an election or protective election.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in the common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in common shares. U.S. Holders should consult their own tax advisers regarding information reporting requirements relating to their ownership of the common shares.

Canadian Federal Income Tax Considerations

The following is, as of the date of this prospectus, a summary of the principal Canadian federal income tax considerations generally applicable to an investor who acquires common shares.

This summary applies only to a holder who is a beneficial owner of common shares, and who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), and at all relevant times, deals at arm’s length with us, is not affiliated with us, and who acquires and holds the common shares as capital property (a “Holder”). Generally, the common shares will be considered to be capital property to a Holder thereof provided that the Holder does not use the common shares in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act; or (v) that has or will enter into a “derivative forward agreement”, as that term is defined in the Tax Act, with respect to the common shares. Such Holders should consult their own tax advisors with respect to an investment in common shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada or a corporation that does not deal at arm’s length, for purposes of the Tax Act, with a corporation resident in Canada, and is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the common shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the consequences of acquiring common shares.

This summary is based upon the current provisions of the Tax Act and the regulations in force as of the date hereof (the “Regulations”), counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) and all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary assumes that the Tax Proposals will be enacted substantially as proposed; however, no assurance can be given that the Tax Proposals will be enacted as proposed or at all. This summary does not otherwise take into account or anticipate any changes in law or the CRA’s administrative policies or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account any provincial, territorial or foreign income tax legislation or considerations.

On July 18, 2017, the Minister of Finance (Canada) released a consultation paper that included an announcement of the Government’s intention to amend the Tax Act to increase the amount of tax applicable to passive investment income earned through a private corporation. No specific amendments to the Tax Act were proposed in connection with this announcement. On December 13, 2017, the Minister of Finance (Canada) reiterated its intention to change the treatment of passive income earned by a private corporation, which changes will be announced in the 2018 budget. According to the December 13, 2017 Department of Finance release, the passive investment income changes will be effective on a go forward basis. Holders that are private corporations should consult their own tax advisors.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Subject to certain exceptions that are not discussed herein, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of common shares, including dividends, adjusted cost base and proceeds of dispositions must be determined in Canadian dollars based using the single daily exchange rate of the Bank of Canada on the particular date the particular amount arose or such other rate of exchange as acceptable to the CRA.

Holders Resident in Canada

The following section of this summary is generally applicable to a Holder who, for the purposes of the Tax Act, is or is deemed to be resident in Canada at all relevant times (“Resident Holder”). A Resident Holder whose common shares might not otherwise qualify as capital property may be entitled to make an irrevocable election permitted by subsection 39(4) of the Tax Act to deem the common shares, and every other “Canadian security” (as defined in the Tax Act), held by such person, in the taxation year of the election and each subsequent taxation year to be capital property. Resident Holders should consult their own tax advisors regarding this election.

Dividends

Dividends received or deemed to be received on the common shares will be included in computing a Resident Holder’s income. In the case of an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of “taxable dividends” received from “taxable Canadian corporations” (as defined in the Tax Act). An enhanced dividend tax credit will be available to individuals (other than certain trusts) in respect of “eligible dividends” designated by us to the Resident Holder in accordance with the provisions of the Tax Act. There may be limitations on our ability to designate dividends as “eligible dividends.”

Dividends received or deemed to be received on the common shares by a Resident Holder that is a corporation must be included in computing its income but generally will be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of dividends.

A Resident Holder that is a “private corporation” or a “subject corporation” (as defined in the Tax Act), may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the common shares to the extent such dividends are deductible in computing taxable income.

Dispositions of Shares

Upon a disposition or a deemed disposition of a common share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such security to the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Capital Losses.”

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss

(an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of common shares by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such common shares or shares substituted for such common shares, to the extent and in the circumstances specified by the Tax Act. Similar rules may apply where a common share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the year which will include taxable capital gains.

Minimum Tax

Capital gains realized and dividends received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Resident Holders should consult their own advisors with respect to the application of the minimum tax.

Holders Not Resident in Canada

The following section of this summary is generally applicable to Holders who for the purposes of the Tax Act (i) have not been and will not be deemed to be resident in Canada at any time while they hold the common shares; and (ii) do not use or hold the common shares in carrying on a business in Canada (“Non-Resident Holders”).

Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by us will be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend unless such rate is reduced by the terms of an applicable tax treaty. Under the Canada-United States Tax Convention (1980), as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty and fully entitled to benefits under the Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of our voting shares).

Dispositions of Common Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the common share constitutes “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Provided the common shares are listed on a “designated stock exchange”, as defined in the Tax Act (which includes the TSX-V and Nasdaq), at the time of disposition, the common share generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60 month period immediately preceding the disposition the following two conditions are met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or such non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships), or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of our shares; and (ii) more than 50% of the fair market value of shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists. Notwithstanding the foregoing, a common share may otherwise be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act in certain circumstances. A Non-Resident Holder’s capital gain (or capital loss) in respect of a disposition of common shares that constitute or are deemed to constitute taxable Canadian property to a Non-Resident Holder (and are not “treaty-protected property” as defined in the Tax Act) will generally be computed in the manner described above under the subheading “Holders Resident in Canada — Dispositions of Shares.” Non-Resident Holders whose common shares are taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them.

SELLING SHAREHOLDERS

This prospectus covers the resale, from time to time, of up to 113,867,134 common shares or common shares issuable upon the exercise of certain warrants held by the selling shareholders named in the table below after the date of this prospectus. The selling shareholders acquired these common shares pursuant to multiple private placements, as further described below.

Certain of the selling shareholders acquired common shares and warrants pursuant to our private placement of 4,545,452 units of ESSA (each, a “Unit”) on January 14, 2016 (the “January 2016 Offering”). Each Unit consisted of one common share, one seven-year cash and cashless exercise warrant and one-half of one two-year cash exercise warrant. Each seven-year cash and cashless exercise warrant has a term of seven years and an exercise price of US$3.30 (the “2016 Warrants”). This prospectus does not cover common shares underlying the two-year cash exercise warrants, since such warrants have since expired. We have filed the associated registration rights agreement as an exhibit to the registration statement of which this prospectus forms a part.

Certain of the selling shareholders acquired common shares pursuant to our private placement of 1,666,666 common shares of ESSA on March 21, 2016. The same selling shareholders also acquired 682,178 common shares of ESSA from certain of our directors on March 21, 2016. We have filed the associated form of subscription agreement as an exhibit to the registration statement of which this prospectus forms a part.

Certain of the selling shareholders acquired common shares pursuant to our private placement of 60,095,000 common shares and 43,780,000 2018 Warrants on January 9, 2018 and January 16, 2018. We have filed the associated agency agreement that contains the selling shareholders’ registration rights as an exhibit to the registration statement of which this prospectus forms a part.

We have no assurance that the selling shareholders will sell any of the common shares registered for sale under this prospectus. See “Plan of Distribution.” In addition, the selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their registerable common shares since the date on which the information in the table below is presented. The common shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of common shares that the selling shareholders will sell under this prospectus. Information about the selling shareholders may change over time.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common shares of the selling shareholders as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any common shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 22, 2018 through the exercise of any warrant, stock option or other right. The information provided in the table below is based in part on information provided by or on behalf of the selling shareholders. To our knowledge, the selling shareholders have sole voting and investment power with respect to the common shares and have not within the past three years had any position, office or other material relationship with us (including any of our affiliates), except as set forth in the footnotes to the table below.

	Common Shares Beneficially Owned Before the Offering(1)		Common Shares Being Offered	Common Shares Beneficially Owned After the Offering(2)(3)
	Number	%		Number	%
Selling Shareholders

Clarus Lifesciences III, L.P.(4)	35,492,424	30.2	35,492,424	—	—
Special Situations Life Sciences Fund L.P.(5)	484,848	*	484,848	—	—
Special Situations Fund III QP, L.P.(6)	363,636	*	363,636	—	—
Special Situations Cayman Fund L.P.(7)	121,212	*	121,212	—	—
Deerfield Special Situations Fund, L.P.(8)	424,242	*	424,242	—	—
Deerfield Private Design Fund III, L.P.(9)	424,242	*	424,242	—	—
Omega Fund IV, L.P.(10)	22,303,029	17.6	21,212,120	1,090,909	*
Eventide Gilead Fund(11)	12,379,484	16.1	12,379,484	—	—
Eventide Healthcare & Life Sciences Fund(12)	15,339,926	12.2	15,339,926	—	—
Charlestown Jupiter Fund, LLC(13)	875,000	*	875,000	—	—
Intracoastal Capital LLC(14)	500,000	*	500,000	—	—
CVI Investments Inc.(15)	1,250,000	1.1	1,250,000	—	—
MSI BVF SPV, L.L.C.(16)	2,218,343	1.9	2,218,343	—	—
Biotechnology Value Fund, L.P.(17)	11,835,929	9.7	11,835,929	—	—
Biotechnology Value Fund II, L.P.(18)	7,852,070	6.5	7,852,070	—	—
Investment 10, L.L.C.(19)	1,059,643	*	1,059,643	—	—
Biotechnology Value Trading Fund OS, L.P.(20)	2,034,015	1.7	2,034,015	—	—

Notes:

*	Less than 1.0% of total outstanding shares.
(1)	The percentage of common shares beneficially owned before the offering based on 115,512,889 common shares being outstanding as of January 19, 2018, and assuming the issuance of that number of shares equal to the full exercise of all securities beneficially owned by each particular selling shareholder.
(2)	The percentage of common shares beneficially owned after the offering is based on 163,838,341 common shares being outstanding as at January 19, 2018, assuming the issuance of 4,545,452 common shares upon full exercise of the 2016 Warrants and assuming the issuance of 43,780,000 common shares upon full exercise of the 2018 Warrants.
(3)	The selling shareholders might not sell any or all of the common shares offered by this prospectus and as a result, we cannot estimate the number of common shares that will be held by the selling shareholders after completion of the offering. However, for the purposes of this table, we have assumed that, after completion of the offering, none of the common shares covered by this prospectus will be held by selling shareholders.
(4)

Consists of 33,371,212 common shares and 2,121,212 common shares issuable upon excercise of 2016 Warrants. The provisions of the 2016 Warrants beneficially owned by Clarus Lifesciences III, L.P. (“Clarus”) restrict the exercise of such securities to the extent that, upon such exercise, the number of shares then beneficially owned by Clarus would exceed 9.985% of our outstanding shares (the “2016 Ownership Limitation”). Accordingly, Clarus disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by Clarus would exceed the 2016 Ownership Limitation. The address of the entity is 101 Main Street, Suite 1210, Cambridge, MA 02142. Pursuant to the terms of the January 2016 Offering, Clarus is entitled to nominate two directors to our board of directors, one of which must be an independent director reasonably acceptable to us. The nomination rights will continue for so long as Clarus holds greater than or equal to

1,060,606 common shares, subject to adjustment in certain circumstances. Currently, Scott Requadt, Managing Director of Clarus Ventures, LLC serves as Clarus’ sole nominated director on our board of directors.
(5)	Consists of 484,848 common shares issuable upon exercise of 2016 Warrants subject to the 2016 Ownership Limitation. Accordingly, Special Situations Life Sciences Fund L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2016 Ownership Limitation. The address of the entity is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(6)	Consists of 363,636 common shares issuable upon exercise of 2016 Warrants subject to the 2016 Ownership Limitation. Accordingly, Special Situations Fund III QP, L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2016 Ownership Limitation. The address of the entity is 527 Madison Avenue, Suite 2600, New York, 10022.
(7)	Consists of 121,212 common shares issuable upon exercise of 2016 Warrants subject to the 2016 Ownership Limitation. Accordingly, Special Situations Cayman Fund L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2016 Ownership Limitation. The address of the entity is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(8)	Consists of 424,242 common shares issuable upon exercise of 2016 Warrants subject to the 2016 Ownership Limitation. Accordingly, Deerfield Special Situations Fund, L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2016 Ownership Limitation. The address of the entity is 780 Third Avenue, 37th Floor, New York, NY 10017.
(9)	Consists of 424,242 common shares issuable upon exercise of 2016 Warrants subject to the 2016 Ownership Limitation. Accordingly, Deerfield Private Design Fund III, L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2016 Ownership Limitation. The address of the entity is 780 Third Avenue, 37th Floor, New York, NY 10017.
(10)	Consists of 10,996,969 common shares, 606,060 common shares issuable upon exercise of 2016 Warrants and 10,700,000 common shares issuable upon exercise of 2018 Warrants. The 2016 Warrants are subject to the 2016 Ownership Limitation. Accordingly, Omega Fund IV, L.P. (“Omega”) disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2016 Ownership Limitation. The provisions of the 2018 Warrants beneficially owned by Omega restrict the exercise of such securities to the extent that, upon such exercise, the number of shares then beneficially owned by Omega would exceed 4.99% of our outstanding shares (the “2018 Ownership Limitation”). Accordingly, Omega disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by Omega would exceed the 2018 Ownership Limitation. The address of the entity is c/o Omega Fund Management LLC, 185 Dartmouth Street, Suite 502, Boston, MA 02116. Pursuant to the terms of a nomination rights agreement entered into in connection with the January 2018 Offering, Omega is entitled to nominate one director to our board of directors, who must be acceptable to our board of directors. The nomination rights will continue for so long as Omega owns at least 9.99% (on an undiluted basis) of our outstanding common shares. The initial Omega director is Hugo Beekman.
(11)	Consists of 4,979,484 common shares and 7,400,000 common shares issuable upon exercise of 2018 Warrants subject to the 2018 Ownership Limitation. Accordingly, Eventide Gilead Fund disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2018 Ownership Limitation. The address of the entity is c/o Eventide Asset Management, LLC, 1 International Place, Suite 3510, Boston, MA 02110.
(12)	Consists of 4,659,926 common shares and 10,680,000 common shares issuable upon exercise of 2018 Warrants subject to the 2018 Ownership Limitation. Accordingly, Eventide Healthcare & Life Sciences Fund disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2018 Ownership Limitation. The address of the entity is c/o Eventide Asset Management, LLC, 1 International Place, Suite 3510, Boston, MA 02110.
(13)	Consists of 875,000 common shares. The address of the entity is 17 State Street, Suite 3811, New York, NY 10004.
(14)	Consists of 500,000 common shares. The address of the entity is 2211A Lakeside Drive, Bannockburn, IL 60015.

(15)	Consists of 1,250,000 common shares. The address of the entity is c/o Heights Capital Management, 101 California Street, Suite 3250, San Francisco, CA 94111.
(16)	Consists of 887,337 common shares and 1,331,006 common shares issuable upon exercise of 2018 Warrants subject to the 2018 Ownership Limitation. Accordingly, MSI BVF SPV, L.L.C. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2018 Ownership Limitation. The address of the entity is c/o BVF Partners, LP, 1 Sansome St, 30th Floor, San Francisco, CA 94104.
(17)	Consists of 4,734,372 common shares and 7,101,557 common shares issuable upon exercise of 2018 Warrants subject to the 2018 Ownership Limitation. Accordingly, Biotechnology Value Fund, L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2018 Ownership Limitation. The address of the entity is c/o BVF Partners, LP, 1 Sansome St, 30th Floor, San Francisco, CA 94104.
(18)	Consists of 3,140,828 common shares and 4,711,242 common shares issuable upon exercise of 2018 Warrants subject to the 2018 Ownership Limitation. Accordingly, Biotechnology Value Fund II, L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2018 Ownership Limitation. The address of the entity is c/o BVF Partners, LP, 1 Sansome St, 30th Floor, San Francisco, CA 94104,
(19)	Consists of 423,857 common shares and 635,786 common shares issuable upon exercise of 2018 Warrants subject to the 2018 Ownership Limitation. Accordingly, Investment 10, L.L.C. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2018 Ownership Limitation. The address of the entity is c/o BVF Partners, LP, 1 Sansome St, 30th Floor, San Francisco, CA 94104.
(20)	Consists of 813,606 common shares and 1,220,409 common shares issuable upon exercise of 2018 Warrants subject to the 2018 Ownership Limitation. Accordingly, Biotechnology Value Trading Fund OS, L.P. disclaims beneficial ownership of the common shares issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by it would exceed the 2018 Ownership Limitation. The address of the entity is c/o BVF Partners, LP, 1 Sansome St, 30th Floor, San Francisco, CA 94104.

PLAN OF DISTRIBUTION

The selling shareholders and any of their donees, pledgees, transferees and successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per common share;

•	a combination of any of the previously mentioned methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering. We will not receive any cash proceeds from the selling shareholders in connection with the exercise of the 2018 Warrants, which will be effected on a “net” or “cashless” basis. Upon any exercise of the 2016 Warrants issued pursuant to the January 2016 Offering by payment of cash, however, we will receive the exercise price of the 2016 Warrants.

We will pay all fees and expenses in connection with the registration of the common shares, other than the fees and disbursements of counsel to the selling shareholders.

The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 or Rule 904 of Regulation S under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common shares may be underwriting discounts or commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an amendment to this prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus supplement.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the common shares offered by this prospectus.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

EXPENSES

The following table sets forth expenses payable by us in connection with the registration of the common shares. We are required to pay all fees and expenses incident to the registration of common shares, except for the underwriting discounts and selling commissions payable by, and all legal fees and expenses of legal counsel for, the registration of any selling shareholder’s common shares and warrants acquired pursuant to the January 2016 Financing. All amounts below are estimates except the SEC registration fee.

SEC registration fee	US$	5,359
Legal fees and expenses		50,000
Accounting fees and expenses		5,000
Printing fees and expenses		20,000
Miscellaneous		5,000

Total	US$	85,359

WHERE YOU CAN GET MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the common shares described in this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our common shares, you should consult the registration statement and its exhibits.

We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also must file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You may read and copy any document we file with, or furnish to, the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an internet site (www.sec.gov) that makes available reports and other information that we file or furnish electronically with it.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the document listed below:

•	our Annual Report on Form 20-F for the fiscal year ended September 30, 2017.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this prospectus and prior to the termination of the offering of the common shares offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Corporate Secretary at Suite 720 – 999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5, by faxing a written request to 1-888-308-8974 or by calling 1-778-331-0962.

LEGAL MATTERS

Certain legal matters related to our securities offered by this prospectus will be passed upon on its behalf by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, with respect to matters of U.S. law.

EXPERTS

Our audited consolidated financial statements included in this prospectus have been audited by Davidson & Company LLP at its offices located at 1200 – 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, British Columbia, Canada V7Y 1G6, independent auditors, as stated in their report appearing therein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia), a company may indemnify a director or officer of the company, a former director or officer of the company, or another individual who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the company or other entity. A company must not indemnify an individual if the individual (i) did not act honestly and in good faith with a view to the best interests of the company and (ii) in any proceeding other than a civil proceeding, if the individual did not have reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action against an individual by or on behalf of the company or associated corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the company as a matter of right if he or she was wholly successful, on the merits or otherwise, or is substantially successful on the merits in the outcome of the proceeding. The company may advance moneys to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above, provided that the individual first provides an undertaking to repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification

Our articles provide that we will indemnify any of our directors, former directors, officers, and former officers and other parties specified by the articles against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer.

We have entered into indemnification agreements (“Indemnification Agreements”) with each of our officers and directors, pursuant to which we are obligated to indemnify and hold harmless such persons to the greatest extent permitted by law for liabilities arising out of their service to the company as directors and officers. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to our best interests, and, in the case of criminal or administrative actions or other non-civil proceedings that are enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnification Agreements, we may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings.

As permitted by the Business Corporations Act (British Columbia), we have purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for the undertakings of the registrant with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

Item 9.	Exhibits

The following exhibits are attached hereto:

Exhibit Number	Title

4.1	Specimen Common Share Certificate

4.2	Registration Rights Agreement, dated January 14, 2016

4.3	Form of Subscription Agreement

4.4	Second Amended and Restated Agency Agreement, dated January 5, 2018, between Bloom Burton Securities Inc. and ESSA

5.1	Opinion of Blake, Cassels & Graydon LLP as to the legality of the common shares being registered hereby

23.1	Consent of Davidson & Company LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on page II-5 of this Registration Statement)

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

provided further, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or in the case of a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) of the U.S. Securities Act that is part of the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser: (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Common Share Certificate

4.2	Registration Rights Agreement, dated January 14, 2016

4.3	Form of Subscription Agreement

4.4	Second Amended and Restated Agency Agreement, dated January 5, 2018, between Bloom Burton Securities Inc. and ESSA

5.1	Opinion of Blake, Cassels & Graydon LLP as to the legality of the common shares being registered hereby

23.1	Consent of Davidson & Company LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on page II-5 of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on January 22, 2018.

ESSA Pharma Inc.

By:	/s/ David Parkinson
David Parkinson
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer or director of ESSA Pharma Inc. whose signature appears below constitutes and appoints David Parkinson and David Wood, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on January 22, 2018.

Signature	Title

/s/ David Parkinson	President and Chief Executive Officer (Principal Executive Officer)
David Parkinson

/s/ David Wood	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
David Wood

/s/ Richard M. Glickman	Chairman of the Board
Richard M. Glickman

/s/ Raymond Andersen	Chief Technical Officer, Secretary and Director
Raymond Andersen

/s/ Marianne Sadar	Chief Scientific Officer and Director
Marianne Sadar

/s/ Franklin Berger	Director
Franklin Berger

/s/ Scott Requadt	Director
Scott Requadt

/s/ Hugo Beekman	Director
Hugo Beekman

/s/ Gary Sollis	Director
Gary Sollis

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned certifies that it is the duly authorized United States representative of ESSA Pharma Inc. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Houston, Texas on January 22, 2018.

ESSA Pharmaceuticals Corp. (Authorized Representative)

By:	/s/ David Parkinson
David Parkinson
President and Chief Executive Officer